Exhibit 99.1

Catasys Begins Enrollment for OnTrak-C Solution in Texas with Leading National Health Insurance Provider

●	Texas expansion represents approximately 30% of national health plan
●	Enrolling OnTrak-C members from largest Medicaid plan in Texas
●	Medicaid populations represent approximately 2.5 fold greater revenue opportunity than comparable commercial populations.

LOS ANGELES, May 24, 2017 /PRNewswire/ -- Catasys, Inc. (NASDAQ: CATS) a provider of proprietary predictive analytics and integrated treatment solutions to health insurance plans, announced today that it has launched enrollment under the previously announced contract for its OnTrak™-C solution coverage in Texas with one of the nation's leading health insurance plans. This health plan has the largest Medicaid plan in Texas, and eligible Medicaid members will be covered for treatment of Substance Use Disorder ("SUD"), including alcoholism, under OnTrak-C, a 52-week, multi-phase program in which enrolled members receive medical and psychosocial interventions, as well as intensive care coaching. It’s important to note that Medicaid populations have approximately 2.5 times the prevalence rate of alcoholism and SUD than a commercial population, and therefore a 2.5 fold revenue opportunity of a comparable commercial population.

“We are excited to begin enrollment for the OnTrak-C program in Texas, which has quickly become one of our busiest states with three programs launched or preparing to launch. The launch of OnTrak-C in Texas is expected to contribute to our revenue growth in 2017,” said Rick Anderson, Catasys President and COO. “The expansion of OnTrak-C into Texas provides us a significant number of eligible members, as it is the largest Medicaid plan in the state. This Texas expansion represents nearly 30% of the health plan’s covered lives. Considering the success we have had with this customer’s members in Wisconsin, we see significant opportunity to improve the health of these members in Texas, resulting in lower costs to the health plan.”

Catasys’ OnTrak program is designed to improve patient health while lowering costs to the insurer for underserved populations in which behavioral health conditions are exacerbating co-existing medical conditions. OnTrak has demonstrated effectiveness with a 50% reduction in health care costs for members enrolled in the program as well as reductions in hospital days, ambulance usage, emergency room visits and more thorough identification, engagement and treatment. Catasys currently operates programs in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin. For further information, please visit catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Amy Talebizadeh

Catasys, Inc.

(310) 444 -4346